                NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces First Quarter 2022 Results
Aerospace-driven growth continues, with ongoing focus on ramp readiness to support customers

•Sales of $834.1 million, 9% above fourth quarter 2021 and 20% higher than prior year
•Net income attributable to ATI of $30.9 million, or $0.23 per share
•Repurchased 3.5 million shares of ATI stock for $90 million, averaging $25.57/share
•Non-GAAP information
◦Adjusted net income attributable to ATI of $56.7 million, and adjusted EPS of $0.40
◦ATI Adjusted EBITDA was $125 million, or 15% of sales

PITTSBURGH, PA--(PR Newswire)--May 4, 2022--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2022 results, with sales of $834.1 million and net income attributable to ATI of $30.9 million, or $0.23 per share. First quarter 2022 results include a $25.1 million partial non-cash loss on the pending sale of the Sheffield, UK operations, which is projected to close in the second quarter of 2022. Results also include $28.7 million (pre-tax) of benefits related to U.S. government-sponsored COVID-19 relief including the Aviation Manufacturing Jobs Protection Program and employee retention credits. The company benefited from these subsidies largely for preserving jobs throughout the global pandemic-related economic downturn, to enhance ATI's ability to remain ramp-ready for its customers.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q1 2022	Q4 2021	Change	Q1 2021	Change

Sales	$834.1	$765.4	9%	$692.5	20%
Net income (loss) attributable to ATI	$30.9	$(29.8)	NM	$(7.9)	NM
Earnings per share	$0.23	$(0.23)	NM	$(0.06)	NM
Non-GAAP information
Adjusted net income (loss) attributable to ATI*	$56.7	$33.6	69%	$(7.9)	NM
Adjusted earnings per share*	$0.40	$0.25	60%	$(0.06)	NM
ATI Adjusted EBITDA*	$125.0	$94.7	32%	$62.6	100%

Adjusted earnings per share* was $0.40, and ATI Adjusted EBITDA* was $125.0 million, or 15% of sales. Adjusted results exclude the partial loss on the pending Sheffield sale, a $6.8 million gain on the sale of the Pico Rivera, CA operations, which was completed in the first quarter 2022 as part of the exit from standard stainless products, an $8.6 million charge for litigation reserves, and a $1.1 million benefit for changes to previously recorded restructuring costs.
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.
“Our robust first quarter results were driven by the ongoing expansion in our commercial aerospace market as well as growth in other key end markets. Our year-over-year and sequential earnings improvements include benefits derived from our commitment to remain ramp-ready for our customers and maintain appropriate employment levels throughout the pandemic,” said Robert S. Wetherbee, Board Chair, President and CEO. “Our team worked diligently to control costs and reduce the impacts from supply chain challenges and covid-related disruptions at many of our facilities in the first quarter. We're ensuring adequate supply of raw materials, increasing prices where needed to offset inflation. We've also been successful hiring new employees to help us profitably meet future demand growth opportunities.”

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q1 2022	Q4 2021	Q1 2021
Sales	$341.6	$313.6	$240.9

Segment EBITDA	$68.1	$60.7	$24.6
% of Sales	19.9%	19.4%	10.2%
•HPMC's first quarter 2022 sales increased 9% compared to the fourth quarter 2021 as commercial aerospace sales increased 20%, led by demand for aero engine products, which represented more than 50% of total HPMC sales in the quarter. Sales to energy markets also increased 13% sequentially led by higher export sales to Asia. Sales improved 42% compared to the first quarter 2021, reflecting higher sales across nearly all end markets, led by commercial jet engines.
•HPMC segment EBITDA was $68.1 million, or 19.9% of sales. Results in the first quarter 2022 include $21.9 million of benefits from the Aviation Manufacturing Jobs Protection program and employee retention credits, partially offset by labor and other costs related to ramp readiness. In the first quarter 2022, rapidly rising raw material costs outpaced quarterly index pricing mechanisms for mill product sales, resulting in margin compression compared to prior periods.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q1 2022	Q4 2021	Q1 2021
Sales	$492.5	$451.8	$451.6

Segment EBITDA	$75.3	$49.2	$49.7
% of Sales	15.3%	10.9%	11.0%
•AA&S first quarter 2022 sales increased 9% compared to both fourth quarter 2021 and the prior year. Compared to the fourth quarter 2021, sales to the aerospace and defense markets increased 29%, while increasing 47% year-over-year, due to significant growth in commercial airframe demand resulting from recent OEM and other share gains. Sales to the energy markets were 3% lower on a sequential basis, with lower project-based oil & gas demand partially offset by higher sales for chemical and hydrocarbon industry applications. Increased sales prices, resulting from higher base prices and elevated raw material pass-through mechanisms, also drove revenue increases compared to both prior periods and help to offset inflationary impacts.
•AA&S segment EBITDA was $75.3 million, or 15.3% of sales. Compared to the prior year periods, results reflect a stronger mix of nickel-alloy mill products as our footprint transformation following the exit of standard stainless sheet products nears completion. Sales of exotic materials from our Specialty Alloys & Components business also drove AA&S segment margin growth. First quarter 2022 segment EBITDA includes $6.8 million of employee retention credits, partially offset by labor and other costs related to ramp readiness.

Corporate Items and Cash
•First quarter 2022 results include a $25.1 million partial non-cash loss on the pending sale of the Sheffield, UK operations, primarily related to its long-lived assets, as required under U.S. GAAP. As previously announced on March 3, 2022, ATI's Board of Directors approved the sale of this business, subject to customary closing conditions and regulatory approvals, which remain in process. ATI expects to recognize an additional non-cash loss of approximately $110 million when the sale process is completed, primarily relating to a UK defined benefit pension plan and cumulative foreign currency translation losses. The remaining assets and liabilities of this business are classified as held-for-sale as of March 31, 2022.
•The sale of the Pico Rivera, CA operations was completed in the first quarter 2022 as part of the strategy to exit standard stainless products, resulting in a $6.8 million gain.
•Restructuring and other charges were $7.5 million. This included an $8.6 million increase to reserves of the ATI Titanium LLC subsidiary for ongoing litigation related to its indefinitely idled Rowley, UT titanium sponge production facility. First quarter 2022 items also included a credit of $1.1 million to prior restructuring reserves for lower severance-related costs.
•Corporate expenses in the first quarter 2022 were $17.0 million, compared to $14.9 million in the fourth quarter 2021, and $12.2 million for the prior year quarter. Compared to prior periods, expense increases primarily related to business transformation initiatives and incentive compensation programs.
•First quarter 2022 results include a $4.9 million income tax provision, primarily related to our Asian precision rolled strip business. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•For the first quarter of 2022, cash used in operating activities was $217.2 million, primarily related to higher accounts receivable and inventory balances due to increased operating levels and input costs. Additionally, raw material inventory levels were increased to ensure an adequate supply of inputs given the recent commodity market volatility brought on by the Russian invasion of Ukraine. Managed working capital increased to 41.3% of sales. Capital expenditures were $26 million in the first quarter.
•Cash on hand at March 31, 2022 was $316.7 million, and available additional liquidity under the asset-based lending credit facility was approximately $370 million. ATI used $89.9 million to repurchase 3.5 million shares of its common stock, for an average price of $25.57 per share, in the first quarter 2022. Among other impacts, the Company's repurchases are expected to help mitigate dilution from the expected conversion to ATI stock of the 4.75% Convertible Senior Notes due 2022, which mature on July 1, 2022 at a conversion price of $14.45 per share.

Outlook
“Looking ahead to the second quarter, we expect continued growth in our most significant end markets. In this environment, our lean cost structures will give us the advantage to improve earnings and margins versus the prior year. We’ll continue to improve inventory efficiency, balanced with ensuring an adequate supply of input materials to achieve growth,” said Wetherbee. “Recognizing the current geopolitical volatility in Europe and Asia creates both challenges and long-term opportunities for ATI, we’re working closely with our customers and suppliers to ensure we are in the best position to effectively accelerate our business velocity and reward our stakeholders over time.”
***********
Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, May 4, 2022, at 10:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATIMetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a $3 billion global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2022	2021	2021

Sales	$834.1	$765.4	$692.5

Cost of sales	664.7	643.2	606.7
Gross profit	169.4	122.2	85.8

Selling and administrative expenses	75.2	57.8	54.0
Restructuring charges (credits)	(1.1)	(2.8)	—
Loss (gain) on asset sales and sales of businesses, net	18.3	—	—
Operating income	77.0	67.2	31.8
Nonoperating retirement benefit expense	(5.8)	(7.1)	(6.8)
Interest expense, net	(23.6)	(24.7)	(23.4)
Debt extinguishment charge	—	(65.5)	—
Other income (expense), net	(7.5)	0.8	1.5
Income (loss) before income taxes	40.1	(29.3)	3.1
Income tax provision (benefit)	4.9	(4.7)	5.5
Net income (loss)	$35.2	$(24.6)	$(2.4)
Less: Net income attributable to noncontrolling interests	4.3	5.2	5.5
Net income (loss) attributable to ATI	$30.9	$(29.8)	$(7.9)

Basic net income (loss) attributable to ATI per common share	$0.24	$(0.23)	$(0.06)

Diluted net income (loss) attributable to ATI per common share	$0.23	$(0.23)	$(0.06)

Allegheny Technologies Incorporated and Subsidiaries
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2022	2021	2021
Sales:
High Performance Materials & Components	$341.6	$313.6	$240.9
Advanced Alloys & Solutions	492.5	451.8	451.6
Total external sales	$834.1	$765.4	$692.5

EBITDA:
High Performance Materials & Components	$68.1	$60.7	$24.6
% of Sales	19.9%	19.4%	10.2%
Advanced Alloys & Solutions	75.3	49.2	49.7
% of Sales	15.3%	10.9%	11.0%
Total segment EBITDA	143.4	109.9	74.3
% of Sales	17.2%	14.4%	10.7%
Corporate expenses	(17.0)	(14.9)	(12.2)
Closed operations and other income (expense)	(1.4)	(0.3)	0.5
ATI Adjusted EBITDA	$125.0	$94.7	$62.6

Depreciation & amortization (a)	(35.5)	(35.9)	(36.1)
Interest expense, net	(23.6)	(24.7)	(23.4)
Restructuring and other credits (charges)	(7.5)	2.0	—
Debt extinguishment charge	—	(65.5)	—
Gain (loss) on asset sales and sales of businesses, net	(18.3)	0.1	—
Income (loss) before income taxes	$40.1	$(29.3)	$3.1

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended
	March 31	December 31	March 31
	2022	2021	2021
High Performance Materials & Components	$17.9	$18.0	$19.6
Advanced Alloys & Solutions	16.2	16.6	15.5
Other	1.4	1.3	1.0
Total depreciation & amortization	$35.5	$35.9	$36.1

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31	December 31
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$316.7	$687.7
Accounts receivable, net of allowances for doubtful accounts	558.0	470.0
Short-term contract assets	50.8	53.9
Inventories, net	1,189.0	1,046.3
Current assets held for sale	58.9	—
Prepaid expenses and other current assets	112.3	48.8
Total Current Assets	2,285.7	2,306.7

Property, plant and equipment, net	1,502.6	1,528.5
Goodwill	227.2	227.9
Long-term assets held for sale	26.2	—
Other assets	194.4	222.1

Total Assets	$4,236.1	$4,285.2

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$396.1	$375.5
Short-term contract liabilities	133.3	116.2
Short-term debt and current portion of long-term debt	116.7	131.3
Current liabilities held for sale	17.6	—
Other current liabilities	213.5	233.4
Total Current Liabilities	877.2	856.4

Long-term debt	1,707.4	1,711.6
Accrued postretirement benefits	252.4	258.1
Pension liabilities	402.5	415.4
Long-term liabilities held for sale	1.5	—
Other long-term liabilities	199.4	211.0
Total Liabilities	3,440.4	3,452.5

Total ATI stockholders' equity	658.7	685.6
Noncontrolling interests	137.0	147.1
Total Equity	795.7	832.7

Total Liabilities and Equity	$4,236.1	$4,285.2

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	March 31
	2022	2021

Operating Activities:
Net income (loss)	$35.2	$(2.4)

Depreciation and amortization	35.5	36.1
Deferred taxes	(1.2)	(0.4)
Net gain from disposal of property, plant and equipment	(0.8)	(1.2)
Loss on sale of business	25.1	—
Changes in operating assets and liabilities:
Inventories	(181.3)	(50.8)
Accounts receivable	(108.2)	(78.1)
Accounts payable	35.6	34.1
Retirement benefits	(0.7)	(16.6)
Accrued liabilities and other	(56.4)	11.2
Cash used in operating activities	(217.2)	(68.1)
Investing Activities:
Purchases of property, plant and equipment	(26.0)	(26.4)
Proceeds from disposal of property, plant and equipment	0.8	1.4
Other	1.0	(0.1)
Cash used in investing activities	(24.2)	(25.1)
Financing Activities:
Payments on long-term debt and finance leases	(5.0)	(3.0)
Net repayments under credit facilities	(14.6)	(3.3)
Purchase of treasury stock	(89.9)	—
Sale to noncontrolling interests	0.9	—
Dividends paid to noncontrolling interests	(16.0)	—
Taxes on share-based compensation and other	(5.0)	(4.7)
Cash used in financing activities	(129.6)	(11.0)
Decrease in cash and cash equivalents	(371.0)	(104.2)
Cash and cash equivalents at beginning of period	687.7	645.9
Cash and cash equivalents at end of period	$316.7	$541.7

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended
	March 31		December 31		March 31
	2022		2021		2021
Market
Aerospace & Defense:
Jet Engines- Commercial	$196.6	24%	$152.7	20%	$106.1	15%
Airframes- Commercial	93.7	11%	78.8	10%	58.2	9%
Defense	76.5	9%	82.9	11%	89.9	13%
Total Aerospace & Defense	$366.8	44%	$314.4	41%	$254.2	37%
Energy:
Oil & Gas	103.1	12%	101.3	13%	82.5	12%
Specialty Energy	56.6	7%	57.0	8%	66.6	10%
Total Energy	159.7	19%	158.3	21%	149.1	22%
Automotive	91.0	11%	67.3	9%	91.5	13%
Construction/Mining	52.0	6%	32.5	4%	42.5	6%
Electronics	51.6	6%	59.7	7%	55.6	8%
Medical	36.2	5%	36.2	5%	29.0	4%
Food Equipment & Appliances	34.0	4%	53.6	7%	35.4	5%
Other	42.8	5%	43.4	6%	35.2	5%
Total	$834.1	100%	$765.4	100%	$692.5	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2022	2021	2021
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	50%	46%	43%
Precision rolled strip products	17%	19%	20%
Precision forgings, castings and components	15%	16%	15%
Titanium and titanium-based alloys	10%	10%	12%
Zirconium and related alloys	8%	9%	10%
Total	100%	100%	100%

Note: The Company has nearly completed its previously-announced exit from standard stainless products, and therefore no longer presents these sales as a separate product category. Prior period information includes these sales within the nickel-based alloys and specialty alloys category. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2022	2021	2021
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$30.9	$(29.8)	$(7.9)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	1.1	—	—
3.5% Convertible Senior Notes due 2025	2.9	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$34.9	$(29.8)	$(7.9)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	126.4	127.2	126.8
Effect of dilutive securities:
Share-based compensation	1.8	—	—
4.75% Convertible Senior Notes due 2022	5.8	—	—
3.5% Convertible Senior Notes due 2025	18.8	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	152.8	127.2	126.8

Basic net income (loss) attributable to ATI per common share	$0.24	$(0.23)	$(0.06)

Diluted net income (loss) attributable to ATI per common share	$0.23	$(0.23)	$(0.06)

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated May 4, 2022:

	Three Months Ended
	March 31 2022	December 31 2021

Net income (loss) attributable to ATI	$30.9	$(29.8)
Adjustments for special items, pre-tax:
Restructuring and other charges (credits) (a)	7.5	(2.0)
Loss (gain) on asset sales and sales of businesses, net (b)	18.3	(0.1)
Debt extinguishment charge (c)	—	65.5
Total pre-tax adjustments	25.8	63.4

Income tax on pre-tax adjustments for special items	—	—

Net income attributable to ATI excluding special items	$56.7	$33.6

	Three Months Ended
	March 31, 2022		December 31, 2021
	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$30.9	$56.7	$(29.8)	$33.6
Effect of dilutive securities	4.0	4.0	—	4.0
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$34.9	$60.7	$(29.8)	$37.6

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	126.4	126.4	127.2	127.2
Effect of dilutive securities	26.4	26.4	—	25.5
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	152.8	152.8	127.2	152.7

Diluted net income (loss) attributable to ATI per common share	$0.23	$0.40	$(0.23)	$0.25

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	March 31 2022	December 31 2021	March 31 2022
Net income (loss) attributable to ATI	$30.9	$(29.8)	$(7.9)
Net income attributable to noncontrolling interests	4.3	5.2	5.5
Net income (loss)	35.2	(24.6)	(2.4)
(+) Depreciation and Amortization	35.5	35.9	36.1
(+) Interest Expense	23.6	24.7	23.4
(+/-) Income Tax Provision (Benefit)	4.9	(4.7)	5.5
(+/-) Restructuring and other charges (credits) (a)	7.5	(2.0)	—
(+/-) Loss (gain) on asset sales and sales of businesses, net (b)	18.3	(0.1)	—
(+) Debt extinguishment charge (c)	—	65.5	—
ATI Adjusted EBITDA	$125.0	$94.7	$62.6
Corporate expenses	17.0	14.9	12.2
Closed operations and other expense (income)	1.4	0.3	(0.5)
Total segment EBITDA	$143.4	$109.9	$74.3

(a) First quarter 2022 includes an $8.6 million pre-tax litigation reserve for the case of US Magnesium, LLC v. ATI Titanium LLC, a subsidiary of Allegheny Technologies Incorporated, partially offset by a $1.1 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Fourth quarter 2021 results include $2.0 million of pre-tax net credits for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
(b) First quarter 2022 includes a $25.1 million pre-tax partial loss on the sale of our Sheffield, UK operations, which remains subject to UK government approval under the National Security and Investment Act 2021, and a $6.8 million pre-tax gain on the sale of our small Pico Rivera, CA operations as part of the strategy to exit standard stainless products. Fourth quarter 2021 results include a $0.1 million pre-tax gain on the sale of its Flowform Products business, which uses flowforming process technologies to produce thin-walled components in net or near-net shapes across multiple alloy systems for use in the aerospace & defense and energy markets.
(c) Fourth quarter 2021 results include a $65.5 million pre-tax debt extinguishment charge for the redemption of the $500 million, 5.875% Notes due 2023.

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business. The March 31, 2022 amounts included managed working capital balances held for sale for our Sheffield, UK operations.

	March 31	December 31
	2022	2021

Accounts receivable	$558.0	$470.0
Short-term contract assets	50.8	53.9
Inventory	1,189.0	1,046.3
Accounts payable	(396.1)	(375.5)
Short-term contract liabilities	(133.3)	(116.2)
Subtotal	1,268.4	1,078.5

Allowance for doubtful accounts	4.0	3.8
Inventory reserves	63.0	65.4
Net managed working capital held for sale	41.9	—
Managed working capital	$1,377.3	$1,147.7

Annualized prior 3 months sales	$3,336.4	$3,061.5

Managed working capital as a
% of annualized sales	41.3%	37.5%

Change in managed working capital:
Year-to-date 2022	$229.6